Exhibit 5(a)

[EFH Corporate Services Company Letterhead]

April 1, 2010

Energy Future Holdings Corp.

1601 Bryan St.

Dallas, Texas 75201

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of EFH Corporate Services Company, a wholly owned subsidiary of Energy Future Holdings Corp., a Texas corporation (the “Company”). As such, I have acted as counsel to Energy Future Intermediate Holding Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“EFIH”), and EFIH Finance Inc., a Delaware corporation and a direct wholly-owned subsidiary of EFIH (“EFIH Finance” and together with EFIH, the “Issuer”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of an indeterminate amount of the Company’s 9.75% Senior Secured Notes due 2019 (the “Notes”). The Notes have been issued under an indenture dated as of November 16, 2009 (the “Indenture”) among the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In so acting, I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

I have assumed further that the execution, delivery and performance by the Issuer of the Indenture and the Notes do not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Notes constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture or the Notes that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, I express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Sections 4.15(a)(ii), 11.01 and 13.07 of the Indenture or (ii) Section 11.01 and 13.13 of the Indenture relating to severability.

I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ ANDREW M. WRIGHT

Andrew M. Wright